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                                                                     EXHIBIT 2.3

                                                                         ANNEX C

                                 PROMISSORY NOTE

$1,500,000.00                                                     [DATE]


      FOR VALUE RECEIVED, 24/7 MEDIA, INC., a Delaware corporation ("MAKER"), promises to pay to publigroupe usa holding, inc., a Delaware corporation ("PAYEE"), the principal amount of One and a Half Million Dollars and no cents ($1,500,000.00), and to pay interest (calculated on the basis of a year of 365 days) from the date hereof on the unpaid balance of such principal amount at a rate of 6% per annum, compounded annually, and to pay interest at the lesser of 12% per annum or the highest rate permitted by applicable law on any overdue principal and interest, from the due date thereof until the obligation of the Maker with respect to the payment thereof shall be discharged. Interest on the outstanding principal amount of this Note shall be payable on the Maturity Date. The principal of this Note shall be payable on [THIRD ANNIVERSARY OF DATE ABOVE] (the "MATURITY DATE") subject to prior prepayments. Payments shall be made in lawful currency of the United States at the office of Payee at 260 Fifth Avenue, 4th Floor, New York, New York 10001 (or such other place as Payee may designate).

      The unpaid principal balance of this Note may be prepaid in full at any time or in part from time to time without penalty or premium.

      If Payee shall institute any action to enforce collection of this Note, there shall become due and payable from Maker, in addition to the unpaid principal amount, all reasonable costs and expenses of that action (including, but not limited to, reasonable attorneys' fees) and Payee shall be entitled to judgment for all such additional amounts.

      Maker waives presentment, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

      This Note shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York and cannot be changed orally.

      The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties (and the subject matter) with respect to any dispute or controversy arising under or in connection with this Note. A summons or complaint in any such action or proceeding may be served by registered mail.

      If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

      The Maker shall not assign this Note without the prior written consent of the Payee. All payments on this Note shall be paid in the legal currency of the United States.

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      No renewal or extension of this Note, delay in enforcing any right of the
Payee under this Note, or assignment by Payee of this Note shall affect the liability of the Maker. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option.

      This Note (a) may not be changed, waived, discharged or terminated except by an instrument in writing signed by the Payee and (b) shall be binding upon the Maker, its successors and assigns, and shall inure to the benefit of and be enforceable by Payee, its successors and permitted assigns. The Payee shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Payee, and then only to the extent therein set forth. A waiver by the Payee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Payee would otherwise have on any future occasion.


PAYEE:                                    MAKER:


Publigroupe USA Holding, Inc.             24/7 MEDIA, iNC.

By: _____________________________         By:_____________________________
      Name:                                     Name:
      Title:                                    Title: